Exhibit 10.7

INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (the “Agreement”) is made as of this 8th day of April, 2005 (the “Agreement Date”) by and among Kenexa Corporation, a Pennsylvania corporation (the “Company”), Parthenon Investors, L.P., a Delaware limited partnership (“Parthenon”), PCIP Investors, a Delaware general partnership (“PCIP”), Wafra Acquisition Fund 14, L.P., a Delaware limited partnership (“Wafra”), Westbury Equity Partners SBIC, L.P., a Delaware limited partnership (“Westbury”), JMH Partners Corp., a Delaware corporation (“JMH”), Shad Run Investments, L.P., a Delaware limited partnership (“Shad Run”), TSG Co-Investors, LLC, a Delaware limited liability company (“TSG”), The Shattan Group, LLC, a Delaware limited liability company (“Shattan LLC”), Thomas S. Shattan (“Shattan”), Gregory E. Mendel (“Mendel”) and G. Kevin Fechtmeyer (“Fechtmeyer” and, together with Parthenon, PCIP, Wafra, Westbury, JMH, Shad Run, TSG, Shattan LLC, Shattan and Mendel, the “Investors”).

RECITALS

WHEREAS, Parthenon, PCIP, Wafra and Westbury collectively own 29,952.55 shares of Series A Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), representing all of the issued and outstanding shares of Series A Preferred Stock as of the date hereof, with each of Parthenon, PCIP, Wafra and Westbury owning the number of shares of Series A Preferred Stock set forth next to its name below:

Investor	Number of Shares of Series A Preferred Stock Owned by Investor
Wafra	15,500.00
Parthenon	8,164.69
PCIP	287.86
Westbury	6,000.00

; and

WHEREAS, Parthenon, PCIP, JMH, Shad Run and TSG collectively own 12,042 shares of Series B Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”), representing all of the issued and outstanding shares of Series B Preferred Stock as of the date hereof, with each of Parthenon, PCIP, JMH, Shad Run and TSG owning the number of shares of Series B Preferred Stock set forth next to its name below:

Investor	Number of Shares of Series B Preferred Stock Owned by Investor
Parthenon	10,624.42
PCIP	224.33
JMH	547.36
Shad Run	410.52
TSG	235.37

; and

WHEREAS, Parthenon, PCIP, JMH, Shad Run and TSG (together, the “Class B Holders”) collectively own 54,479 shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”), representing all of the issued and outstanding shares of Class B Common Stock as of the date hereof, with each of Parthenon, PCIP, JMH, Shad Run and TSG owning the number of shares of Class B Common Stock set forth next to its name below:

Investor	Number of Shares of Class B Common Stock Owned by Investor
Parthenon	48,065.40
PCIP	1,015.20
JMH	2,475.90
Shad Run	1,857.60
TSG	1,064.70

; and

WHEREAS, Parthenon, PCIP, Wafra and Westbury (together, the “Class C Holders”) collectively own 1,526,812.88 shares of Class C Common Stock, par value $0.01 per share, of the Company (the “Class C Common Stock”), representing all of the issued and outstanding shares of Class C Common Stock as of the date hereof, with each of Parthenon, PCIP, Wafra and Westbury owning the number of shares of Class C Common Stock set forth next to its name below:

Investor	Number of Shares of Class C Common Stock Owned by Investor
Wafra	731,280.18
Parthenon	495,006.12
PCIP	17,451.90
Westbury	283,074.68

; and

WHEREAS, pursuant to that certain Class B Common Stock and Warrant Purchase Agreement dated as of December 16, 1999 by and among the Company, Parthenon, PCIP, JMH, Shad Run, TSG, Shattan LLC, Shattan, Mendel and Fechtmeyer, the Company issued warrants to purchase Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”), including Class A-1 Common Stock Purchase Warrants (the “Class A-1 Warrants”), Class A-2 Common Stock Purchase Warrants (the “Class A-2 Warrants”) and Class B Common Stock Purchase Warrants (the “Class B Warrants”) issued to each of Parthenon, PCIP, JMH, Shad Run and TSG, and Class D Common Stock Purchase Warrants (the “Class D Warrants”) and Class E Common Stock Purchase Warrants (the “Class E Warrants” and, together with the Class A-1 Warrants, the Class A-2 Warrants, the Class B Warrants and the Class D Warrants, the “Warrants”) issued to each of Shattan LLC, Shattan, Mendel and Fechtmeyer; and

WHEREAS, the Warrants were amended on February 8, 2001; and

WHEREAS, the Third Amended and Restated Articles of Incorporation of the Company (the “Third Charter”) provide that upon the closing of a Liquidity Event (as defined in the Third Charter), including a Qualified Public Offering (as defined in the Third Charter), (i) the Company shall redeem all outstanding shares of Series A Preferred Stock and Series B Preferred Stock and (ii) all outstanding shares of Class B Common Stock and Class C Common Stock will automatically convert into Class A Common Stock; and

WHEREAS, as of the Agreement Date, the Third Charter provides that (i) each share of Class B Common Stock will convert into 50 shares of Class A Common Stock (the “Current Class B Conversion Rate”) and (ii) each share of Class C Common Stock will convert into one share of Class A Common Stock (the “Current Class C Conversion Rate”); and

WHEREAS, the Third Charter provides that if the Total Return (as defined in the Third Charter) is less than the Minimum Total Return (as defined in the Third Charter) as of the date of a Liquidity Event, the Company shall issue to holders of Class C Common Stock who also acquired Series A Preferred Stock from the Company up to an additional 36.66667 shares of Class A Common Stock for each share of Series A Preferred Stock redeemed upon such Liquidity Event (the “Top-Up Shares”); and

WHEREAS, the Company intends to conduct an initial public offering of the common stock of the Company (the “IPO”) on the terms set forth in a registration statement on Form S-1 (the “S-1”) to be filed with the United States Securities and Exchange Commission (the “SEC”), it being understood that the Company shall have no obligation to proceed with the IPO under any circumstances; and

WHEREAS, the IPO will qualify as a “Qualified Public Offering” under the terms of the Third Charter; and

WHEREAS, the Company intends to file an amendment to the Third Charter (such amendment, together with the Third Charter, the “Charter”) prior to the closing of the IPO (the “Closing”) that will reclassify the Class A Common Stock of the Company as Common Stock, par value $0.01 per share, of the Company (“Common Stock”); and

WHEREAS, effective upon the Closing, and in accordance with the Charter, the parties have agreed that the Company will redeem all of the Investors’ shares of Series A Preferred Stock and Series B Preferred Stock (collectively, the “Preferred Stock”) for a combination of cash and shares of Common Stock in accordance with, and subject to the terms and conditions set forth, herein; and

WHEREAS, the parties desire to confirm the number of shares of Common Stock that will be issued by the Company to the parties effective upon the closing of the IPO with respect to the conversion of the Class B Common Stock and Class C Common Stock; and

WHEREAS, pursuant to the terms of that certain Agreement Among Certain Management Shareholders dated as of the date hereof among the Company and the shareholders named therein (the “Management Shareholder Agreement”), a majority of the Management Stockholders (as defined in the Stockholders Agreement) have determined that that it is not reasonably likely that the IPO will result in “(i) an IRR on the Purchased Securities of at least the IRR Hurdle, and (ii) Proceeds on the Purchased Securities of at least the Proceeds Threshold” (as such terms are defined in each of the Class A-1 Warrants and Class A-2 Warrants); and

WHEREAS, effective immediately prior to the Closing, Parthenon, PCIP, JMH, Shad Run and TSG have agreed to exercise each of the Class A-1 Warrants and Class A-2 Warrants; and

WHEREAS, each of the Company, Parthenon, PCIP, JMH, Shad Run and TSG have agreed to amend and restate each of the Class B Warrants; and

WHEREAS, each of the Company, Shattan LLC, Shattan, Mendel and Fechtmeyer have agreed to amend and restate each of the Class D Warrants and Class E Warrants; and

WHEREAS, pursuant to the terms of that certain Second Amended and Restated Registration Rights Agreement dated as of March 29, 2001, by and among the Company and the Investors (the “Registration Rights Agreement”), and at the request of the underwriters and the Company, each Investor is obligated to agree to certain restrictions on the sale or distribution of securities on such terms that are satisfactory to the Company and the underwriters, provided that all directors, officers and Investors holding more than one percent of the outstanding Common Stock enter into similar agreements; and

WHEREAS, the directors and officers of the Company have executed a lock-up agreement in the form attached hereto as Exhibit E, and in connection with the execution of this Agreement, each of the Investors holding more than one percent of the outstanding Common Stock will execute the same lock-up agreement; and

WHEREAS, the Company may impose stop-transfer instructions with respect to the Registrable Shares (as defined in the Registration Rights Agreement) or other securities subject to the foregoing restriction until the end of the period set forth in the lock-up agreement; and

WHEREAS, effective upon the Closing, the Company and each of the Investors have agreed to terminate that certain Second Amended and Restated Stockholders Agreement dated as of March 29, 2001, by and among the Company, the Investors and the other shareholders of the Company named therein (the “Stockholders Agreement”).

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1. REDEMPTION OF PREFERRED STOCK.

1.1. Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

1.1.1. “Applicable Adjustment Percentage” shall mean a percentage equal to (a) 100% minus (b) 20% multiplied by a fraction, (x) the numerator of which is the difference between $40,000,000 and the Cash Redemption Amount and (y) the denominator of which is $10,000,000.

1.1.2. “Applicable Price” shall mean a price per share determined as follows: (a) in the event that the Cash Redemption Amount is equal to or greater than $40,000,000, the Applicable Price shall be equal to the IPO Price; (b) in the event that the Cash Redemption Amount is less than $40,000,000 but greater than $30,000,000, the Applicable Price shall be equal to the IPO Price multiplied by the Applicable Adjustment Percentage; and (c) in the event that the Cash Redemption Amount is less than or equal to $30,000,000, the Applicable Price shall be equal to 80% of the IPO Price.

1.1.3. “Cash Redemption Amount” shall mean the aggregate amount of cash used to redeem the Preferred Stock in accordance with Sections 1.2 and 1.3, which amount shall be determined by the Company in accordance with the following:

(i) in the event that the Gross Proceeds are equal to $75,000,000, the Cash Redemption Amount shall not be less than $40,000,000;

(ii) in the event that the Gross Proceeds are greater than $75,000,000, the Cash Redemption Amount shall not be less than the sum of (A) $40,000,000 plus (B) the product of (1) 46.5% multiplied by (2) the difference between the amount of the Gross Proceeds and $75,000,000; and

(iii) in the event that the Gross Proceeds are less than $75,000,000, the Cash Redemption Amount shall be the maximum amount of cash that the managing underwriter or underwriters of the IPO advise may be used to redeem the Preferred Stock in accordance with Sections 1.2 and 1.3, without being likely to have a significant adverse effect on the price, timing or distribution of the Common Stock or the market for the Common Stock, provided that such amount shall not exceed $40,000,000.

1.1.4. “Gross Proceeds” shall mean the product of (a) the number of shares of Common Stock sold by the Company in the IPO (excluding shares sold pursuant to the over-allotment option), multiplied by (b) the IPO Price.

1.1.5. “IPO Price” shall mean the price per share at which the Common Stock will initially be offered to the public in the IPO.

1.1.6. “Preferred Stock Aggregate Cash Redemption Amount” shall mean an amount equal to (a) the Cash Redemption Amount, minus (b) the Westbury Aggregate Cash Redemption Amount.

1.1.7. “Preferred Stock Cash Redemption Amount” shall mean an amount equal to the quotient obtained by dividing (a) the Preferred Stock Aggregate Cash Redemption Amount, by (b) the aggregate number of shares of Preferred Stock held by all Investors other than Westbury.

1.1.8. “Series A Aggregate Stated Value” shall mean the aggregate amount of Series A Stated Value (as defined in the Third Charter) for all issued and outstanding shares of Series A Preferred Stock.

1.1.9. “Series B Aggregate Stated Value” shall mean the aggregate amount of Series B Stated Value (as defined in the Third Charter) for all issued and outstanding shares of Series B Preferred Stock.

1.1.10. “Westbury Aggregate Cash Redemption Amount” shall mean (a) in the event that the Cash Redemption Amount is greater than or equal to the Series A Aggregate Stated Value, $6,000,000 and (b) in the event that the Cash Redemption Amount is less than the Series A Aggregate Stated Value, an amount equal to product of (i) the Cash Redemption Amount and (ii) a fraction, (x) the numerator of which is the number of shares of Series A Preferred Stock held by Westbury immediately prior to the Closing, and (y) the denominator of which is the total number of issued and outstanding shares of Series A Preferred Stock as of immediately prior to the Closing.

1.1.11. “Westbury Cash Redemption Amount” shall mean an amount equal to the quotient obtained by dividing (a) the Westbury Aggregate Cash Redemption Amount, by (b) the number of shares of Series A Preferred Stock held by Westbury.

1.2. Redemption of Series A Preferred Stock. In accordance with Section D.6.4 of Article Four of the Charter, effective upon the Closing, and without the requirement of any further action on the part of the Company or any Investor, the Company shall redeem each of the shares of Series A Preferred Stock owned by the Investors, and each of the Investors shall tender all of its respective shares of Series A Preferred Stock to the Company, for the following consideration:

(A) with respect to each share of Series A Preferred Stock owned by Westbury which is redeemed pursuant to this Section 1.2, the Company shall (i) pay to Westbury an amount in cash equal to the Westbury Cash Redemption Amount, and (ii) shall issue to Westbury a number of shares of Common Stock equal to the quotient obtained by dividing (x) the excess of the Series A Redemption Price (as defined in the Charter) calculated as of the date of the Closing over the Westbury Cash Redemption Amount, by (y) the Applicable Price.

(B) with respect to each share of Series A Preferred Stock owned by an Investor other than Westbury which is redeemed pursuant to this Section 1.2, the Company shall (i) pay to such Investor an amount in cash equal to the Preferred Stock Cash Redemption Amount, and (ii) shall issue to such Investor a number of shares of Common Stock equal to the quotient obtained by dividing (x) the excess of the Series A Redemption Price calculated as of the date of the Closing over the Preferred Stock Cash Redemption Amount, by (y) the Applicable Price.

1.3. Redemption of Series B Preferred Stock. In accordance with Section E.6.4 of Article Four of the Charter, effective upon the Closing, and without the requirement of any further action on the part of the Company or any Investor, the Company shall redeem each of the shares of Series B Preferred Stock owned by the Investors, and each of the Investors shall tender its respective shares of Series B Preferred Stock to the Company, for the following consideration:

for each share of Series B Preferred Stock owned by an Investor which is redeemed pursuant to this Section 1.3, the Company shall (i) pay to such Investor an amount in cash equal to the Preferred Stock Cash Redemption Amount, and (ii) shall issue to such Investor a number of shares equal to the quotient obtained by dividing (x) the excess of Series B Redemption Price (as defined in the Charter) calculated as of the date of the Closing over the Preferred Stock Cash Redemption Amount, by (y) the Applicable Price.

1.4. Fractional Shares. In the event that an Investor is entitled pursuant to Sections 1.2, 1.3, 2.1, or 2.2 to a fractional number of shares of Common Stock, such fractional number shall be rounded to the nearest whole number of shares.

1.5. Deliveries. Prior to the Closing, each Investor shall deliver to the Company and the Company shall accept from such Investor, the stock certificates representing the Preferred Stock tendered by such Investor pursuant to Sections 1.2 and 1.3 hereof, duly endorsed or accompanied by appropriate stock powers, and at Closing, the Company shall thereupon deliver to such Investor the amount of cash and a stock certificate representing the shares of Common Stock issued in exchange therefor.

SECTION 2. CONVERSION OF COMMON STOCK.

2.1. Conversion of Class B Common Stock. In accordance with Section C.4.1(b)(1) of Article Four of the Charter, the Company and each of the Class B Holders hereby acknowledge and agree that, effective as of the Closing and without the requirement of any further action on the part of the Company or any Class B Holder, the shares of Class B Common Stock of each Class B Holder will convert at the Current Class B Conversion Rate into the number of shares of Common Stock set forth next to the name of each Class B Holder below:

Investor	Number of Shares of Common Stock Issuable Upon Conversion of Class B Common Stock
Parthenon	2,403,270
PCIP	50,760
JMH	123,795
Shad Run	92,880
TSG	53,235

2.2. Conversion of Class C Common Stock. In accordance with Section C.5.1(b)(2) of Article Four of the Charter, the Company and each of the Class C Holders hereby acknowledge and agree that, effective as of the Closing and without the requirement of any further action on the part of the Company or any Class C Holder, the shares of the Class C Common Stock of each Class C Holder will convert (i) at the Current Class C Conversion Rate into the number of shares of Common Stock set forth next to the name of such Class C Holder below, and (ii) into the additional number of Top-Up Shares set forth next to such Class C Holder’s name below, which represents the Maximum Top-Up Amount (as defined in the Charter) of 36.66667 shares of Common Stock per share of Series A Preferred Stock owned by such Class C Holder:

Investor	Number of Shares of Common Stock Issuable Upon Conversion of Class C Common Stock	Number of Top- Up Shares Issuable Upon Conversion of Class C Common Stock	Total Number of Shares of Common Stock Issuable Upon Conversion of Class C Common Stock
Wafra	731,280.18	568,333.39	1,299,614
Parthenon	495,006.12	299,371.99	794,378
PCIP	17,451.90	10,554.87	28,007
Westbury	283,074.68	220,000.02	503,075

2.3. Adjustments. The foregoing share numbers in Sections 2.1 and 2.2 will be equitably reallocated in the event of, and in order to take into account, any transfer of shares of Class B Common Stock or Class C Common Stock prior to the Closing.

SECTION 3. EXERCISE AND AMENDMENT OF WARRANTS.

3.1. Exercise of Warrants.

(a) Effective immediately prior to the Closing, each of Parthenon, PCIP, JMH, Shad Run and TSG hereby agrees to exercise its respective Class A-1 Warrants and Class A-2 Warrants with respect to all shares of Common Stock subject thereto. Contemporaneously with the execution of this Agreement, each of Parthenon, PCIP, JMH, Shad Run and TSG shall deliver to the Company an executed exercise notice in the form set forth in Exhibit A hereto with respect to all of the Class A-1 Warrants and Class A-2 Warrants held by such party.

(b) If any Investor fails to duly exercise its respective Class A-1 Warrants and Class A-2 Warrants, such Investor agrees that, effective as of the Closing, each of such Warrants shall be amended by adding the following provision as a new subsection (d) to Section 4.4 of such Warrant: “(d) Termination Upon a Qualified Public Offering. This Section 4.4 shall terminate, and no adjustments under this Section 4.4 shall be required, upon the consummation of a Qualified Public Offering.”

3.2. Amendment and Restatement of Warrants.

(a) Pursuant to Section 15 of the Class B Warrants, each of the Company, Parthenon, PCIP, JMH, Shad Run and TSG hereby agrees that each of the Class B Warrants shall be amended and restated in the form set forth in Exhibit B hereto.

(b) Pursuant to Section 18 of the Class D Warrants, each of the Company, Shattan LLC, Shattan, Mendel and Fechtmeyer hereby agrees that each of the Class D Warrants shall be amended and restated in the form set forth in Exhibits C hereto.

(c) Pursuant to Section 16 of the Class E Warrants, each of the Company, Shattan LLC, Shattan, Mendel and Fechtmeyer hereby agrees that each of the Class E Warrants shall be amended and restated in the form set forth in Exhibit D hereto.

SECTION 4. TERMINATION OF STOCKHOLDERS AGREEMENT.

Pursuant to Section 11.3 of the Stockholders Agreement, the Company and each of the Investors hereby agree that effective as of the Closing, the Stockholders Agreement shall terminate and be wholly without force or effect thereafter (it being understood and agreed that the Stockholders Agreement shall remain in full force and effect in accordance with its terms until the effectiveness of the Closing).

SECTION 5. TERMINATION.

This Agreement shall terminate and be wholly without force or effect upon the earliest of:

(i) September 30, 2005, in the event that the Closing has not occurred on or before such date;

(ii) in the event that the Cash Redemption Amount is less than $30,000,000, the date on which Investors holding in the aggregate at least $5,000,000 of the Series A Aggregate Stated Value and the Series B Aggregate Stated Value immediately prior to the Closing (the “Required Investors”) provide a written request to the Company to terminate the Agreement;

(iii) in the event that the Company’s chief executive officer or chief financial officer, on behalf of the Company, requests in writing that the Investors agree to a modification of this Agreement pursuant to which modification, (x) in the event that the Cash Redemption Amount is less than $40,000,000, the Investors would receive fewer shares of Common Stock in respect of the redemption of the Preferred Stock than is provided for in this Agreement, or (y) in the event that the Gross Proceeds are equal to or greater than $75,000,000, the Investors would receive less cash in respect of the redemption of the Preferred Stock than is provided for in this Agreement, then in either case, on the date on which Required Investors provide a written request to the Company to terminate the Agreement; and

(iv) such date that the Company provides written notice to the Investors that the Board has determined not to proceed with the IPO;

provided, however, that the provisions of Sections 8.4 and 8.11 shall survive such termination of this Agreement. Upon the termination of this Agreement and, except with respect to Sections 8.4 and 8.11, all obligations of the Investors and the Company under this Agreement shall cease and the Stockholders Agreement shall remain in full force and effect (including, without limitation, the rights to designate directors thereunder).

SECTION 6. REPRESENTATIONS AND WARRANTIES OF INVESTORS.

Each Investor, severally and not jointly with the other Investors, hereby represents, warrants, covenants, agrees and acknowledges to the Company the following to be true and correct in all respects as to itself:

6.1. Corporate Matters. Each Investor that is not an individual is a corporation, limited partnership, general partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and the Investor has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

6.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Investor, and is enforceable against the Investor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable relief.

6.3. Non-Contravention, etc. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any material breach or violation of, or any material default or right or material cause of action under, any material contractual obligation or the certificate of incorporation, bylaws, partnership agreement or operating agreement of such Investor or any legal requirement applicable to the Investor. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other party, including, without limitation, any party to any contractual obligation of the Investor, is required to be obtained or made by or on behalf of the Investor in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by such Investor.

6.4. Finder’s or Broker’s Fees. The Investor represents and warrants to the Company that no financial advisor has acted on behalf of the Investor in connection with this Agreement or the transactions contemplated hereby and that there are no brokerage commissions, finders’ fees, or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Investor or on any action taken by such Investor.

6.5. No Transfer Without Registration or Exemption. The Investor will not, except as contemplated by this Agreement, sell, transfer or otherwise dispose of any of its

Common Stock or Warrants in any manner, unless at the time of any such transfer: (i) a Registration (as defined in Section 6.10) under the Securities Act and under the Applicable Laws (as defined in Section 6.10) is in effect with respect to the Common Stock to be sold, transferred or disposed of, and the Investor complies with all of the requirements of the Securities Act and the Applicable Laws with respect to the proposed transaction; or (ii) the Company has received an opinion from its counsel that the proposed sale, transfer or disposition does not require Registration under the Securities Act or the Applicable Laws.

6.6. Review of Company’s Business and Records. Prior to the execution of this Agreement, the Investor and his or its advisers have been provided with full and free access and opportunity to inspect, review, examine and inquire about all books, records and information (financial or otherwise) of the Company its business and affairs, and the Investor and his or its advisers have made such inspection, review, examination and inquiry as they have deemed appropriate; and the Investor and its advisers have been offered the opportunity to ask such questions and obtain such additional information concerning the Company and its business and affairs as each Investor and his or its advisers have requested so as to understand the nature of the investment in the Common Stock and to verify the accuracy of the information obtained as a result of their investigation.

6.7. Review of Company’s Registration Statement. The Investor has received a draft of the Company’s S-1 dated as of April 7, 2005.

6.8. Knowledge and Experience. The Investor or his or its representatives, as the case may be, together with his or its advisers, have such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable them to utilize the information made available to them in connection with the Common Stock to evaluate the merits and risks of an investment in the Common Stock and to make an informed investment decision with respect thereto.

6.9. No Reliance. The Investor is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Common Stock and Warrants, and the Investor has relied on the advice of, or have consulted with, only his or its own advisers with respect to such matters.

6.10. Definitions. As used herein: the term “Registration” means registration under the Securities Act and, with respect to the Applicable Laws, such registration thereunder (or, with respect to any of the Applicable Laws which do not provide for registration, such compliance therewith which is similar to registration) which has then resulted in statutory or administration authorization for the proposed transaction; the term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder; and the term “Applicable Laws” means any applicable state securities laws and, to the extent applicable to offers or sales of securities, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the foregoing.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Investor the following to be true and correct in all respects:

7.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective business and operations.

7.2. Authority. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by or on the part of the Company to authorize the Company to execute, deliver and perform this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms except as enforcement may be limited by insolvency, bankruptcy, moratorium or other laws affecting creditors’ rights generally and except as enforcement may be limited by principles of equity. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not violate any law or any judgment, decree, award or order of any court or other governmental entity to which the Company is subject, nor will it conflict with, or be prohibited, limited or restricted in any way by the documents executed and delivered by the Company in connection with the transactions contemplated hereby. No approval, authorization, consent or other order or action of or filing with any governmental entity (other than those filings required by the SEC in connection with the IPO) or any other individual or entity is required for the execution and delivery by the Company of this Agreement or such other agreements and instruments or the consummation by the Company of the transactions contemplated hereby.

7.3. Non-Contravention, etc. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any material breach or violation of, or any material default or right or material cause of action under, any material contractual obligation or the Charter or bylaws of the Company or any legal requirement applicable to the Company. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other party, including, without limitation, any party to any contractual obligation of the Company, is required to be obtained or made by or on behalf of the Company in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by the Company.

7.4. Capitalization. Upon issuance at Closing, all of the shares of Common Stock to be issued to the Investors pursuant to this Agreement will be duly authorized and validly issued, fully paid and nonassessable.

7.5. Independent Decision. The Company specifically acknowledges and warrants that it has conducted its own independent evaluation, received independent legal advice and made its own analysis as it has deemed necessary, prudent or advisable in order to make its determination and decision to enter into this Agreement, to make the covenants, representations, warranties and promises provided for herein and to consummate the transactions contemplated hereby. The Company’s determination to enter into this Agreement and to consummate the transactions contemplated hereby, have been, and in each case will be, made by the Company relying entirely upon its own independent evaluation, judgment and analysis regarding the proper, complete and agreed upon consideration for and language for this Agreement, without reliance upon any oral or written representations and warranties of any kind or nature by any other person or entity (including, without limitation, the Investors and their respective officers, directors, members, agents, partners, employees, equityholders, legal or other advisors, or their respective affiliates). The Company has freely and independently bargained for this Agreement at arms-length and the Company is receiving reasonable equivalent value and fair consideration. The Company is not relying upon confidential relationships between itself and any other person or entity. No statements, representations, promises, warranties, threats or inducements of any kind have been made outside this Agreement that have influenced or induced the Company to execute this Agreement.

SECTION 8. MISCELLANEOUS.

8.1. Waiver of Piggyback Registration Rights. Subject to (x) the termination of this Agreement under Section 5, and (y) Section 8.14, each Investor hereby waives its rights under Section 3 of the Registration Rights Agreement to require the Company to register in the IPO any securities held by such Investor. The parties agree that the waiver set forth in this Section 8.1 shall be effective only with respect to the registration of an Investor’s securities in the IPO and will not affect an Investor’s right to exercise its rights under Section 3 of the Registration Rights Agreement with respect to any other Registration Statement (as defined in the Registration Rights Agreement) other than (a) the S-1 (or any pre-effective or post-effective amendment thereto) filed with respect to the IPO or (b) any Registration Statement filed pursuant to Rule 462 under the Securities Act in connection with the IPO.

8.2. Anti-Dilution Adjustments. The Company and the Investors hereby acknowledge and agree that the sale of Common Stock in the IPO will not be deemed to be a dilutive issuance pursuant to the terms of any of the Warrants or the Charter and shall not require any adjustment to any exercise price or number of shares underlying any such warrants or any conversion factor in the Charter.

8.3. Observation Rights. Upon and after the Closing and until such time as Parthenon beneficially owns less than 5% of the Company’s outstanding Common Stock on a fully-diluted basis, Parthenon will have the right to have a representative (the “Parthenon Observer”) attend all meetings of the Company’s Board of Directors (and any committee thereof) in a nonvoting observer capacity (the “Parthenon Observation Right”). The Parthenon Observer shall be given reasonable advance written notice of all such meetings and shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors in connection with such meetings at the same time such materials and information are given to the directors. Notwithstanding the foregoing or anything contained to the contrary herein, Parthenon may, in its sole discretion, elect to terminate its observation rights at any time upon notice to the Company.

8.4. Confidentiality. Pursuant to separate letter agreements with the Company dated March 14, 2005 (the “Observer Agreements”), the Company granted observation rights through the Closing with respect to the Company’s Board of Directors to each of Wafra (the “Wafra Observation Right”) and Westbury (the “Westbury Observation Right,” and together with the Wafra Observation Right and the Parthenon Observation Right, the “Observation Rights”). Each of Parthenon, Wafra and Westbury agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor, report on (including to its investors, lenders and/or limited partners) or manage its investment in the Company, any Confidential Information (as defined below), unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.4 by such party), (b) is or has been independently developed or conceived by such party without use of the Company’s Confidential Information or (c) is or has been made known or disclosed to such party by a third party unless at the time of the proposed disclosure by such party, such party has knowledge that the disclosure was made to such party in breach of an obligation of confidentiality such third party had to the Company; provided, however, that any of Parthenon, Wafra and Westbury may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any affiliate, provided that the Confidential Information is disclosed on a confidential basis to such party, or (iii) as may otherwise be required by law, legal process or regulatory requirements, provided that such party takes reasonable steps to minimize the extent of any such required disclosure. Parthenon, Wafra and Westbury shall cause their representatives serving as observers pursuant to the Observation Rights to observe the terms of this Section 8.4. For the purposes of this Agreement, “Confidential Information” shall mean any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which has been or is furnished or otherwise disclosed to any of Parthenon, Wafra and Westbury in connection with the Observation Rights before, now or in the future by or on behalf of the Company which is identified to Parthenon, Wafra or Westbury or such representative as confidential non-public information

8.5. Adjustments. The class and number of any shares referred to in this Agreement will be adjusted equitably (without duplication) for any change in the class of or any increase or decrease in the number of outstanding shares resulting from stock splits, reverse stock splits, stock dividends, stock combinations, consolidations, mergers, reclassifications, recapitalizations or other similar transactions that take place after the date hereof and prior to the Closing and as otherwise provided in the Charter.

8.6. Failure to Deliver Shares. In addition to Section 1.5 hereof, if an Investor (the “Transferring Holder”) fails to deliver its shares of Preferred Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to the Transferring Holder the stock certificates for the shares of Common Stock for which such Transferring Holder’s shares of Preferred Stock are redeemed hereunder and, without written notice to the Transferring Holder, cancel on the Company’s books the stock certificate(s) representing such Preferred Stock. The Transferring Holder failing to deliver share certificates in accordance with this Agreement shall reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with the enforcement of obligations under this Agreement or utilizing the remedies set forth in this Section 8.6.

8.7. Expenses. The Company agrees to pay all reasonable out-of-pocket expenses and costs of the Investors (including reasonable attorney and other professional fees and expenses) incurred in connection with the transactions contemplated by Agreement.

8.8. Rule 144A Information. At all times during which the Company is neither subject to the reporting requirements under Sections 13 or 15(d) under the Exchange Act, provide in written form as promptly as practicable upon request, the Company will furnish to the Investors all information required by Rule 144A(d)(4)(i) promulgated under the Securities Act; provided, however, that the Company may require the recipient of such information to execute an agreement in which it agrees to take reasonable precautions to ensure the confidentiality of such information. At all times following the Closing, the Company will file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and will take such further action as any Investor may reasonably request, all to the extent required to enable the Investors to sell their respective Common Stock pursuant to Rule 144 and Rule 144A adopted by the SEC under the Securities Act or any similar rule or regulation hereafter adopted by the SEC.

8.9. Lock-Up Agreements; Stop Transfer Instructions.

(a) Contemporaneously with the execution of this Agreement, each of the Investors hereby agrees to execute and deliver to the Company (if such Investor has not already done so) a lock-up agreement in the form attached hereto as Exhibit E.

(b) Except as contemplated by Section 8.14, during the six month period after the Closing, the Company will not, without the consent of each of Parthenon, Westbury and Wafra, include in any Registration any shares of capital stock held by any shareholder of the Company.

(c) Upon the Closing, the Company shall require that the transfer agent for its Common Stock make a notation in its records prohibiting the transfer of any shares of Common Stock held by the Investors and certain other shareholders as set forth below for the period set forth in the Lock-Up Agreement. Except as contemplated by Section 8.14, during the 180 day period following the Closing, the Company shall not, without the prior consent of each of Parthenon, Westbury and Wafra, instruct the transfer agent to remove the notation in its records relating to the prohibition on transfer of any shares of Common Stock, or any other securities convertible into or exercisable or exchangeable for Common Stock, that are subject to the Lock-Up Agreement and currently or hereafter owned by Investor or by any shareholder of the Company that is a party to the Management Shareholders Agreement (“Management Shareholder”); provided, however, that, if each of Parthenon, Westbury and Wafra consent to the removal of the notation with respect to shares of Common Stock owned by Parthenon or PCIP, then, upon any filing with the Securities and Exchange Commission by Parthenon or PCIP of a Form 144, each of Parthenon, Westbury and Wafra shall be deemed to have consented to the removal of the notation with respect to that portion of shares of Common Stock held by each Management Shareholder that is equal to a fraction, the numerator of which is the number of shares identified in the Form 144, and the denominator of which is the total number of shares owned by Parthenon and PCIP in the aggregate. At Closing, each Investor agrees to surrender to the Company each certificate representing shares of Common Stock in order to effectuate the provisions of this Section 8.9(c).

(d) The Company will not amend, modify, terminate or waive any provision of the Management Shareholders Agreement without the consent of each of Parthenon, Westbury and Wafra.

8.10. Waiver of Preemptive Rights. Each of the Investors hereby waives its respective preemptive rights with respect to any issuance of equity by the Company prior to the Agreement Date. Furthermore, the Company and each of Investors hereby acknowledges and agrees that the Investors will have no preemptive rights with respect to shares of Common Stock sold by the Company in the IPO, provided that the IPO qualifies as a Qualified Public Offering (as defined in the Stockholders Agreement for the purposes of this Section 8.10 only).

8.11. Waiver of Anti-Dilution Rights. In January 2000, the Company issued an aggregate of 151,350 shares (as adjusted for the June 2000 stock split) of the Company’s Class A Common Stock at a price per share equal to $3.70 (as adjusted for the June 2000 stock split) (the “January 2000 Issuance”), of which 48,616 shares of Class A Common Stock remain outstanding. Each Investor hereby agrees to waive any and all anti-dilution rights granted to such Investor pursuant to the terms of any security of the Company, including the Warrants, with respect to the January 2000 Issuance, and that no adjustment shall be required to either the exercise price or the number of shares of Class A Common Stock subject to any of the Warrants. This waiver shall apply only to the January 2000 Issuance.

8.12. Reporting Obligations. Each Investor is responsible for filing and for the content of his or its reports relating to the securities of the Company as may be required under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (“Reports”). Except as the Company may determine to be necessary based on a written opinion of counsel, the Company will not take any position contrary to the determinations underlying the Investors’ Reports (including any determination by the Investors that the filing of any such reports is not necessary) with regard to transactions in securities of the Company occurring on or prior to the Closing. In no event will the Company have any liability to any Investors for the content of any Report, the failure to file any Report, or otherwise relating to the Reports.

8.13. Registration Rights Acknowledgement. Each of the Investors and the Company acknowledge and agree that the rights of the holders of the Class C Common Stock under Section 2.2 of the Registration Rights Agreement shall survive the conversion of the Class C Common Stock into Class A Common Stock or any other security into which the Class A Common Stock is converted or reclassified.

8.14. Over-Allotment Option. In the event that the Gross Proceeds are equal to or greater than $75,000,000, and to the extent that the underwriters exercise their over-allotment option (as such option is described in the prospectus relating to the IPO), the holders of Preferred Stock shall be permitted to sell to the underwriters 50% of the shares subject to the exercise of such over-allotment option. The holders of Preferred Stock shall participate in the over-allotment option in the same proportion to the relative amount of cash such holders would receive in respect of the redemption of their shares of Preferred Stock to the extent that the Cash Redemption Amount exceeds $40,000,000, but only with respect to amounts that would be received in connection with the Cash Redemption Amount exceeding $40,000,000, or in such other proportions as the holders shall agree. The participation by the holders of Preferred Stock in the over-allotment option shall be subject to their acceptance of the terms of the underwriting agreement as agreed upon between the Company and the underwriters and other customary documentation and opinions.

8.15. Consents. The execution of this Agreement by the Company and the Investors shall constitute consent of all such parties to the redemption by the Company of the Preferred Stock, to the extent such consent is required under the terms of the Charter or any agreement to which the Company and/or any such Investor is a party.

8.16. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the Company. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties, including upon any transfers of any Preferred Stock or Common Stock issued pursuant hereto. Each Investor hereby agrees that, until the Closing, it shall not sell or otherwise transfer any Preferred Stock or Common Stock issued pursuant hereto unless the proposed purchaser or other transferee of such shares (a) acknowledges that such shares are subject to the provisions of this Agreement and (b) further agrees to comply with the provisions of this Agreement to the same extent as if such purchaser or other transferee were the selling or transferring Investor. Any attempted sale or transfer of Preferred Stock or Common Stock issued pursuant hereto in violation of this Section 8.16 shall be null and void, and the Company shall not in any way give effect to any such impermissible sale or transfer.

8.17. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

8.18. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (to the attention of the person identified) to the address of such person maintained on the book and records of the Company, or sent by telecopy, telegram or by certified mail, postage prepaid, or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or telegraphed or, if mailed, three business days after the date so mailed.

8.19. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania.

8.20. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

8.21. Contents of Agreement. This Agreement together with any documents referred to herein set forth the entire agreement of the parties hereto and supersede any prior agreement or understanding of the parties with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

8.22. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.23. Counterparts. This Agreement may be executed in any number of counterparts, which when taken together, shall constitute but one and the same instrument. Any and all counterparts may be executed by facsimile.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Investor Agreement on the date first above written.

KENEXA CORPORATION

By:	/s/ Donald Volk
Name:	Donald Volk
Title:	CFO

PARTHENON INVESTORS, L.P.

By:	Parthenon Investment Advisors, L.L.C., its General Partner

By:	Parthenon Investment Partners, L.L.C., its Managing Member

By:	/s/ John C. Rutherford
Name:	John C. Rutherford
Title:	Managing Member

PCIP INVESTORS, a Delaware general partnership

By:	Parthenon Capital, LLC, its Managing Partner

By:	J&R Investment Management Company, LLC, its Managing Member

By:	/s/ John C. Rutherford
Name:	John C. Rutherford
Title:	Managing Member

WAFRA ACQUISITION FUND 14, L.P.

By:	WAFRA PARTNERS, L.P., its General Partner

By:	WAFRA PARTNERS, INC., in its capacity as General Partner of Wafra Partners, L.P.

By:	/s/ Peter Petrillo
Name:	Peter Petrillo
Title:	Senior Vice President

[Signature Page to Investor Agreement]

WESTBURY EQUITY PARTNERS SBIC, L.P.

By:	Westbury SBIC, Inc., its general partner

By:	/S/ RICHARD P. SICDI
Name:	Richard P. Sicdi
Title:	CFA

JMH PARTNERS CORP.

By:	/S/ MICHAEL MARBERRY
Name:	Michael Marberry
Title:	President

SHAD RUN INVESTMENTS, L.P.

By:	Shad Run Investments, Inc., its
General Partner

By:	/S/ SARA M. HENDRICKSON
Name:	Sara M. Hendrickson
Title:	President, Shad Run Investments, Inc., G.P.

TSG CO-INVESTORS, LLC

By:	/S/ GREGORY MENDEL
Name:	Gregory Mendel
Title:

[Signature Page to Investor Agreement]

THE SHATTAN GROUP, LLC

By:	/S/ GREGORY MENDEL
Name:	Gregory Mendel
Title:	Managing Partner
/S/ THOMAS S. SHATTAN
Thomas S. Shattan
/S/ GREGORY E. MENDEL
Gregory E. Mendel
/S/ G. KEVIN FECHTMEYER
G. Kevin Fechtmeyer

[Signature Page to Investor Agreement]